Exhibit 10.1

The Hanover Insurance Group, Inc.

2017-2018 Compensation of Non-Employee Directors

— For the annual service period beginning on May 16, 2017, the date of the 2017 Annual Meeting of Shareholders—

Standard Fees	Description
Annual Director Retainer
- Stock Component	- $125,000 valuation
- Granted on May 16, 2017. Issued pursuant to Company’s 2014 Long-Term Incentive Plan (the “2014 Plan”)
- Cash Component	- $90,000
- Payable on or after May 16, 2017

Committee Chairperson Annual Retainer (payable in addition to Committee Annual Retainer)	- $21,000 for the chairperson of the Nominating and Corporate Governance Committee, payable on or after May 16, 2017
- $21,000 for the chairperson of the Compensation Committee, payable on or after May 16, 2017
- $36,000 for the chairperson of the Audit Committee, payable on or after May 16, 2017

Chairman of the Board Retainer	- $125,000 - Payable on or after May 16, 2017
Committee Annual Retainer	- $10,000 for each member of the Nominating and Corporate Governance Committee, payable on or after May 16, 2017
- $10,000 for each member of the Compensation Committee, payable on or after May 16, 2017
- $15,000 for each member of the Audit Committee, payable on or after May 16, 2017

Deferred Compensation Plan

- Directors may defer receipt of their cash and stock compensation (including any cash compensation that is converted to into stock under the Conversion Program). Deferred cash amounts are accrued in a memorandum account that is credited with interest derived from the so-called General Agreement on Tariffs and Trade (GATT) Rate (2.86% in 2017). All deferrals are pursuant to The Hanover Insurance Group, Inc. Non-Employee Director Deferral Plan.

Conversion Program	- At the election of each director, cash retainers may be converted into Common Stock of the Company with such stock issued pursuant to the 2014 Plan

Reimbursable Expenses	- Travel and related expenses incurred in connection with service on the Board of Directors and its Committees.
Matching Charitable Contributions	- Company will provide matching contributions to qualified charitable organizations up to $5,000 per director per year